Exhibit 10.18


FRANK F. FEROLA, SR.

July 6, 2005


HAND DELIVERY


Secretary of the Company
The Stephan Company
1850 West McNab Road
Fort Lauderdale, FL 33309

RE:  Employment Agreement between Frank F. Ferola, Sr. and
The Stephan Company, as renewed from time-to-time
("Employment Agreement")

Gentlemen:

      This will constitute my unilateral, revocable waiver of certain of my "rights" under the Employment Agreement, as follows:

      My current Base Salary as provided in Section 2.1 of the Employment Agreement shall be reduced to $45,000.00 per month or $540,000.00 per annum provided however, the foregoing shall be void ab initio upon the threat or reasonable likelihood (as determined in the sole discretion of Employee) that for these purposes, a Change in Control as defined below will occur.

Change in Control shall mean the occurrence of any of the following events;

      1. Frank Ferola ceases to be CEO or Chairman of the Board of Directors of the Company.

      2. The composition of the current Board of Directors of the Company shall change by 50% or more.

      3. Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) first becomes, at any time after the date hereof, the "beneficial owner" (as defined in Rule 13(d) of the Securities Exchange Act of 1934 as in effect on the date hereof), directly or indirectly, of more than 50% of the combined "voting power" of the Company's then outstanding securities, excluding "voting power" exercisable on a contingent or deferral basis; however, excluding the following (a) any acquisition of securities by the Company, or (b) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

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      4.    Approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions of the Company, whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (unless such reorganization, merger, consolidation, or other Corporate transaction, liquidation or sale is subsequently abandoned).

      The capitalized terms used herein and not otherwise defined in this letter shall have the definitions assigned to such terms in the Employment Agreement.

      This waiver is conditioned upon my understanding that no adjustment of any negative type will be made to any past and future income, including bonus, by virtue of any required restatement of the Company's financial statements.

Employee:



-----------------------
Frank F. Ferola, Sr.

CC: Shouky Shaheen
Audit Committee

NOTE: Salary at $45,000.00 per month will be effective through 12/31/05, and then contract increase will be in effect starting 1/1/06